Exhibit 99.1

News Release
Torchmark Corporation	• 3700 S. Stonebridge Drive	• McKinney, Texas 75070

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

SECOND QUARTER 2007 RESULTS

McKinney, TX, July 18, 2007–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2007, net income was $1.32 per share ($127 million) compared with $1.26 per share ($127 million) for the year-ago quarter. Net operating income for the quarter was $1.34 per share ($129 million), a 10% per share increase compared with $1.22 per share ($124 million) for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY:

Net operating income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the sum of the after-tax profit and loss for each of the operating segments. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended June 30,		% Chg.	Quarter Ended June 30,		% Chg.
	2007	2006		2007	2006
Insurance underwriting income*	$1.25	$1.12	12	$120.4	$113.5	6
Excess investment income*	.83	.78	6	80.1	78.6	2
Parent company expense	(.03)	(.02)		(2.5)	(2.2)
Income tax	(.70)	(.65)	8	(67.3)	(65.2)	3
Stock option expense, net of tax	(.02)	(.01)		(1.5)	(1.2)

Net operating income	$1.34	$1.22	10	$129.1	$123.5	5

Reconciling items, net of tax:
Gain on sale of agency buildings	.01	—		1.2	—
Realized gains (losses):
Investments	(.02)	.06		(1.8)	5.7
Valuation of interest rate swaps	—	(.01)		—	(0.8)
Medicare Part D adjustment	(.02)	(.01)		(1.6)	(1.1)
Tax settlements, net of tax	—	—		0.4	—
Net proceeds (cost) from legal settlements	—	—		(0.1)	—

Net income	$1.32	$1.26		$127.1	$127.4

Weighted average diluted shares outstanding (000)	96,652	100,982

*	See definitions in the discussions below and in the Torchmark 2006 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the second quarter 2007 with second quarter 2006:

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company markets and administers variable and fixed annuities.

Life insurance is Torchmark’s primary product line. This segment accounted for 65% of the Company’s insurance underwriting margin for the quarter and 55% of total premium revenue. In addition, the investments supporting the reserves for life policies generate most of the excess investment income that is included in the investment segment.

Health insurance, excluding Medicare Part D, accounted for 29% of Torchmark’s insurance underwriting margin for the quarter and 36% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. Medicare Part D, which was a new product line for 2006 and is discussed below as a separate health product line/distribution channel, accounted for 4% of insurance underwriting margin and 8% of total premium revenue. The Company’s predominant supplemental health products are limited-benefit plans including hospital/surgical, dread disease and accident policies that are marketed to applicants under age 65. The Company also offers Medicare supplements, sold primarily to customers over age 65.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter ended June 30, 2007	Quarter ended June 30, 2006	% Change
Life insurance	$392.3	$380.5	3
Health insurance—excluding Medicare Part D	259.0	255.0	2
Health—Medicare Part D	55.1	53.3	3
Annuity	5.4	6.0	(10)

Total	$711.7	$694.7	2

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended June 30, 2007	% of Premium	Quarter Ended June 30, 2006	% of Premium	% Chg.
Insurance underwriting margins:
Life	$101.5	26	$99.1	26	2
Health	45.8	18	45.0	18	2
Health – Medicare Part D	6.0	11	5.0	9	20
Annuity	2.7		3.0

	155.9		152.0
Other income	1.4		1.1
Administrative expenses	(36.9)		(39.5)		(7)

Insurance underwriting income	$120.4		$113.5		6
Per share	$1.25		$1.12		12

Insurance Results by Distribution Channels

Torchmark distributes life insurance through three major distribution channels: Direct Response, American Income Agency and LNL Agency. UA Independent Agency and UA Branch Office Agency are the leading writers of Torchmark’s health insurance products. Medicare Part D, also a health product, is marketed through both Direct Response and the UA agencies, but is treated as a separate distribution channel in this report.

Total premium, life insurance margins, first-year collected premium and net sales by all distribution channels are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Direct Response was Torchmark’s leading contributor to total premium revenue ($131 million) and second leading contributor to total underwriting margin ($30 million). Life premiums of $121 million were up 7%, and the life underwriting margin of $29 million was up 4%. As a percentage of life premium, its life underwriting margin was 24%, down 1%. Net life sales of $29 million declined 5% from the year-ago quarter. Direct Response’s life business is comprised of two primary sources: the first is from direct mail solicitations produced “in house,” and the second is from insert media which was produced by a third party through 2006 and from which production had declined in recent periods. On January 16, 2007, Torchmark announced that it had acquired the assets of the third party previously providing the media inserts. This acquisition is expected to expand insert media distribution opportunities and reduce per unit acquisition costs in that line. Solicitations via insert media increased 6% in this quarter and are expected to increase going forward. These solicitations will translate into increased sales in later periods.

American Income Agency was Torchmark’s second leading contributor to total premium revenue ($126 million) and leading contributor to total underwriting margin ($40 million). AIL’s life insurance underwriting margin of $34 million was up 6%, and as a percentage of life premium, was 31%, the highest of the major life distribution channels at Torchmark. Life premiums of $109 million grew 7% compared with the year-ago quarter. The number of AIL producing agents grew 4% to 2,403 compared with the year-ago quarter, but was flat with the count at the end of the first quarter. Net life sales were $23 million for the quarter, up 1%.

LNL Agency, Torchmark’s third leading life distribution unit, had total premiums of $110 million, including $74 million from life insurance which declined 2%. LNL’s total underwriting margin was $25 million, unchanged from the year-ago quarter; however, LNL’s life underwriting margin was $16 million, down 12% from the year-ago quarter. Net life sales of $9 million were down 20% from the year-ago quarter, but up slightly compared with the first quarter this year. However, producing agents grew to 1,596, up 11% during the quarter and just shy of the 1,606 producing agents at June 30, 2006, reflective of current expected results of the reorganization in process at this agency.

UA Independent Agency was Torchmark’s largest contributor to health premium ($98 million) and health underwriting margin ($17 million); however, health premium declined 7% and underwriting margin declined 9%. Health underwriting margin as a percentage of premium remained 17%. Net health sales of $13 million fell 18%. The largest component of this agency’s in-force premium is for Medicare supplement policies for which new sales have declined over the last several years.

UA Branch Office Agency, the second leading distribution channel in terms of health premium ($97 million), was up 12%, and had health underwriting margin of $13 million, up 7%. Underwriting margin was 14% of premium, unchanged from the year-ago quarter. Net sales grew 8% to $44 million, leading all life and health distribution channels sales for the quarter. This agency continued the successful sales growth of its under-age 65 supplemental health product which continues to be much in demand with consumers losing employer coverage and the growing unavailability or affordability of individual major medical policies. The number of producing agents at UA Branch grew 18% to 3,252 compared with the year-ago quarter and increased by 101 producing agents during the quarter.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. Second quarter 2007 premium revenue for the 2007 plan year was $55 million compared with $53 million in the year-ago quarter for the 2006 plan year. Sales in the 2007 quarter ($7 million) were much smaller than sales during the year-ago period ($78 million) because Medicare beneficiaries were allowed until mid-May 2006 to enroll, while for the 2007 plan year, all enrollments had to be completed by December 31, 2006, except for those who turned age 65 after that date. Details of the Company’s plan are at www.uamedicarepartd.com. Medicare Part D underwriting results are summarized in the following chart:

	Quarter Ended June 30, 2007 (dollars in millions)	% of Premium	Quarter Ended June 30, 2006 (dollars in millions)	% of Premium	% Change
Premium	$55.1		$53.3		3
Policy obligations	(43.9)	80	(42.5)	80
Administrative fees	(3.9)	7	(4.3)	8
Net amortization of DAC	(1.4)	3	(1.6)	3

Underwriting margin	$6.0	11	$5.0	9	20

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark elected to defer excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting margin from the annuity segment was $2.7 million, down 10% from the year-ago quarter. Annuities comprised less than 2% of the Company’s insurance underwriting margin for the quarter.

Administrative Expenses were $36.9 million, down $2.6 million (7%) from the year-ago quarter, primarily the result of reductions in non-deferred LNL Agency salaries and related employee costs of $1.2 million and $0.7 million of Medicare Part D expenses.

INVESTMENTS – comparing the second quarter 2007 with second quarter 2006:

Excess Investment Income

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and net financing costs. Net financing costs are interest on debt including trust preferred securities. Excess investment income per share reflects the effect of Torchmark’s share repurchase program that uses excess cash flow to repurchase Torchmark shares rather than to acquire fixed income investments.

Excess investment income was $80 million, up 2% compared with the year-ago quarter, and up 6% on a per-share basis, as detailed in the following table:

	Quarter Ended June 30,
	2007	2006	% Change
	(dollars in millions, except per share data)
Net investment income	$160.7	$154.8	4

Required interest:
Interest credited on net policy liabilities	(64.1)	(58.8)	9
Net financing costs:
Interest on debt	(16.5)	(17.5)
Income from interest rate swaps	—	.1

Total net financing costs	(16.5)	(17.4)	(5)

Total required interest	(80.6)	(76.2)	6

Excess investment income	$80.1	$78.6	2
Per share	$.83	$.78	6

Net investment income increased 4%, lower than the 5% increase in average invested assets at amortized cost as new investments were made at yields lower than the overall yield of the portfolio. Interest credited on net policy liabilities increased 9% in line with a similar increase in related liabilities. Financing costs decreased 5% due to a similar reduction in average debt outstanding during the quarter.

Investment Portfolio Composition at June 30, 2007

At June 30, 2007, the market value of Torchmark’s fixed maturity portfolio was $9.152 billion, $27 million lower than amortized cost of $9.179 billion. This net unrealized loss is comprised of $196 million gross unrealized gains, and $223 million gross unrealized losses. At amortized cost, 92.6% of fixed maturities (92.7% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 94% of total invested assets, earned an annual effective yield of 6.9% during the second quarter of 2007, down from 7.0% in the year-ago quarter. Acquisitions of fixed maturity investments during the quarter totaled $944 million at cost, with an average annual effective yield of 6.8%, an average life of 26.1 years and average rating of A, compared with an average annual effective yield of 7.0%, average life of 23.6 years and average rating of A+ in the year-ago quarter.

SHARE REPURCHASE – during the quarter ended June 30, 2007:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 1.9 million shares of Torchmark Corporation common stock for a total cost of $131.4 million ($68.58 average cost per share).

UPDATED EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2007:

Torchmark now projects that for the year ending December 31, 2007, net operating income per share, including the share buy-back program, will range from $5.40 to $5.45.

OTHER FINANCIAL INFORMATION:

Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 63% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. FAS 115 does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures.

Management believes that investors can equally benefit from viewing these data. Several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratios and measures are shown in the tables below.

	Non-GAAP Excluding FAS 115 Adj.		FAS 115 Adjustment		GAAP
	at June 30,		at June 30,		at June 30,
	2007	2006	2007	2006	2007	2006
Net income as a return on equity (YTD)	—	—			15.6%	15.2%
Net operating income* as a return on equity (YTD)	15.8%	15.8%
Total assets (in millions)	$15,121	$14,792	$(23)	$(9)	$15,098	$14,782
Shareholders’ equity (in millions)	$3,263	$3,133	$(15)	$(6)	$3,248	$3,127
Book value per share	$34.20	$31.20	$(0.16)	$(0.06)	$34.04	$31.14
Debt to capital ratio	23.2%	27.1%			23.3%	27.1%

*	Net operating income is a non-GAAP number that is defined and reconciled to GAAP Net Income earlier in this release.

	Quarter Ended June 30, (dollars in millions)

	2007	2006
Total revenue	$876.6	$869.1
Net sales
Life	67.4	70.9
Health	63.8	64.2
Health – Part D	6.9	78.2

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at Financial Reports.

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2006 and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its second quarter 2007 earnings release conference call with financial analysts at 10:00 a.m. (Eastern) tomorrow, July 19, 2007. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports.”

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Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com